UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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Columbia Funds Series Trust I

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Active Portfolios® Multi-Manager Small Cap Equity Fund

225 Franklin Street

Boston, MA 02110

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

This information statement mailed on or about                 , 2012, is being provided to the shareholders of Active Portfolios® Multi-Manager Small Cap Equity Fund, a series of Columbia Funds Series Trust I (the “Fund”), in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund received from the Securities and Exchange Commission (the “SEC”). This exemptive order permits Columbia Management Investment Advisers, LLC (“Columbia Management” or the “Investment Manager”), subject to approval of the Fund’s Board of Trustees (the “Board”), to retain a subadviser (or subadvisers) which Columbia Management believes is (are) best suited to achieve the Fund’s investment objective.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

Columbia Management, located at 225 Franklin Street, Boston, MA 02110, serves as investment manager to the Fund pursuant to an Investment Management Services Agreement (the “IMS Agreement”) dated May 1, 2010, amended March 14, 2012. Columbia Management and three subadvisers each manage a portion of the Fund’s assets, or sleeve of the Fund. Under the IMS Agreement, Columbia Management monitors the performance of subadvisers on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results (the “Subadviser Factors”). As compensation for its services, Columbia Management receives a management fee from the Fund and, from this management fee, Columbia Management pays the subadviser a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with Columbia Management (each a “Subadvisory Agreement”) under which the subadviser manages all or a portion of a fund’s investment portfolio, as allocated to the subadviser by Columbia Management, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of the subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under of the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services, provided that the subadviser’s procedures are consistent with the Fund’s and Columbia Management’s policies.

CONESTOGA CAPITAL ADVISORS, LLC

THE INTERIM SUBADVISORY AGREEMENT AND THE NEW SUBADVISORY AGREEMENT

Prior to October 1, 2012, RS Investment Management Co. LLC (“RS Investments”) served as one of the three subadvisers to the Fund. At a meeting of the Board on September 14, 2012, the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved the recommendation of Columbia Management (i) to terminate the subadvisory agreement with RS Investments as subadviser to the Fund; (ii) to approve an interim subadvisory agreement with Conestoga Capital Advisors, LLC (“Conestoga”), which became effective on October 1, 2012 (the “Interim Subadvisory Agreement”); and (iii) to modify the Fund’s investment strategy and risks to reflect Conestoga’s investment process (for the portion of the Fund it will manage). At a meeting of the Board on October 24, 2012, the Board, including a majority of the

Independent Trustees, approved the recommendation of Columbia Management to approve a new subadvisory agreement (the “New Subadvisory Agreement”) with Conestoga with identical terms to the Interim Subadvisory Agreement, which became effective on October 24, 2012.

The recommendation to terminate RS Investments and to hire Conestoga was made by Columbia Management due to the retirement of the lead portfolio manager for RS Investments. Importantly, the recommendation to hire Conestoga to manage a portion of the Fund’s assets was based on an evaluation, among others, of the Subadviser Factors including Columbia Management’s analysis that the investment strategy of Conestoga is complementary with those of the Fund’s other two subadvisers, EAM Investors, LLC (“EAM”) and Dalton, Greiner, Hartman, Maher & Co., LLC (“DGHM”) (collectively, the “Existing Subadvisers”), and Columbia Management.

Under the IMS Agreement, the Fund pays Columbia Management a fee as follows:

Active Portfolios® Multi-Manager Small Cap Equity Fund Net Assets (millions)	Annual rate at each asset level
First $250	0.900%
Next $250	0.850%
Over $500	0.800%

The table above represents the fee rate paid by the Fund to Columbia Management, which will not change as a result of this transaction. Columbia Management, in turn, pays Conestoga and the Existing Subadvisers a fee out of its own assets, calculated at the following rates:

•	Conestoga: 0.48% on allocated portion of the Fund’s assets

•	EAM: 0.50% on first $100 million, reducing to 0.40% as assets increase

•	DGHM: 0.65% on first $50 million, reducing to 0.35% as assets increase

Columbia Management paid RS Investments a fee out of its own assets under the former Subadvisory Agreement with RS Investment at the rate of 0.525%.

	Fees paid by the Fund to Columbia Management for the period from April 20, 2012 to August 31, 2012*	Fees paid by Columbia Management to RS Investments for the period from April 20, 2012 to August 31, 2012	Fees that would have been paid by Columbia Management to Conestoga had the Subadvisory Agreement with Conestoga been in effect for the period from April 20, 2012 to August 31, 2012	Differences between the fees paid to RS Investments and the fees that would have been paid to Conestoga for the period from April 20, 2012 to August 31, 2012
Active Portfolios® Multi-Manager Small Cap Equity Fund	$	$	$	$

*	Columbia Management uses these fees to pay the Subadvisers.

The Existing Subadvisers’ Subadvisory Agreements and services provided pursuant to such agreements are unchanged as a result of this transition. Other than the different fee schedule, there are no material differences affecting the Fund or its shareholders with respect to the New Subadvisory Agreement, compared to the RS Investments Subadvisory Agreement.

INFORMATION ABOUT CONESTOGA

Conestoga is organized under the laws of the state of Delaware as a limited liability company. Founded in 2001, Conestoga is a 100% employee-owned boutique, independent investment advisory firm specializing in the management of small and mid –cap growth equities. As of September 30, 2012, Conestoga has approximately $840.2 million in assets under management. Conestoga’s principal offices are located at 259 N. Radnor-Chester Road, Suite 120, Radnor, PA 19087.

The following table provides information on the principal executive officers and directors of Conestoga.

Name	Title/Responsibilities	Address
Robert Michael Mitchell	Partner	259 N. Radnor-Chester Road, Suite 120, Radnor, PA 19087
William Conaway Martindale	Partner	259 N. Radnor-Chester Road, Suite 120, Radnor, PA 19087
Duane Randall Dorazio	Partner, Chief Compliance Officer	259 N. Radnor-Chester Road, Suite 120, Radnor, PA 19087
Michelle Lynn Patterson	Ops. Analyst	259 N. Radnor-Chester Road, Suite 120, Radnor, PA 19087
Maria Lorraine McQuade	Office Administrator	259 N. Radnor-Chester Road, Suite 120, Radnor, PA 19087
Mark Stanley Clewett	Partner/Owner	259 N. Radnor-Chester Road, Suite 120, Radnor, PA 19087
David Michael Lawson	Partner/Owner	259 N. Radnor-Chester Road, Suite 120, Radnor, PA 19087
Joseph Francis Monahan	Partner/Owner	259 N. Radnor-Chester Road, Suite 120, Radnor, PA 19087

Other Funds/Accounts with Similar Investment Objectives Managed by Conestoga

Name	Assets as of September 30, 2012	Management Fee
The Conegstoga Small Cap Fund	$296.2 million	1.10% on all assets after waivers
RIF Aggressive Equity Fund	$29.1 million	0.40% on all assets
Diversified Alpha Group Trust	$31.8 million	0.50% on all assets

Board Consideration and Approval of New Subadvisory Agreement

On October 24, 2012, the Board and the Independent Trustees unanimously approved, for an initial two-year term, the New Subadvisory Agreement between Columbia Management and Conestoga with respect to the Fund. As detailed below, the Advisory Fees and Expenses Committee (the “Committee”) and the Board met on multiple occasions to review and discuss, both among themselves and with the management team of the Investment Manager, materials provided by the Investment Manager before determining to approve the New Subadvisory Agreement.

In connection with their deliberations regarding the proposed New Subadvisory Agreement, the Committee and the Board requested and evaluated materials from the Investment Manager regarding the Fund and the New Subadvisory Agreement, and discussed these materials with representatives of the Investment Manager at a special telephonic meeting of the Board held on September 14, 2012, at the Committee meeting held on October 23, 2012 and at the Board meeting held on October 24, 2012. As part of these deliberations, the Committee and the Board considered the ability of the Investment Manager, subject to the approval of the Board, to modify or enter into new subadvisory agreements without a shareholder vote pursuant to an exemptive order of the Securities and Exchange Commission. The Committee and the Board noted that at the September 14, 2012 special telephonic meeting, the Investment Manager recommended that the Board approve an interim subadvisory agreement with the Subadviser in connection with the termination of a subadvisory agreement between the Investment Manager and a subadviser to the Fund (the “Previous Subadviser”). The Committee and the Board noted their considerations at meetings held in connection with their initial review and approval of the IMS

Agreement with the Investment Manager with respect to the Fund, and a subadvisory agreement between the Investment Manager and the Previous Subadviser with respect to the Fund, on March 7, 2012.

In connection with their initial review and approval of the IMS Agreement, the Committee and the Board also consulted with Fund counsel and with the Independent Trustees’ independent legal counsel, who advised on the legal standard for consideration by the Board and otherwise assisted the Board in its deliberations. On September 14, 2012, the Board, including the Independent Trustees, voting separately, unanimously approved an interim subadvisory agreement with the Subadviser, which became effective on October 1, 2012. On October 23, 2012, the Committee recommended that the Board approve the New Subadvisory Agreement. On October 24, 2012, the Board, including the Independent Trustees, voting separately, unanimously approved the New Subadvisory Agreement for the Fund.

The Committee and the Board considered all information that they, their legal counsel, or the Investment Manager believed reasonably necessary to evaluate and to determine whether to approve the New Subadvisory Agreement. In their deliberations, the Trustees did not identify any particular information that was all-important or controlling, and individual Trustees may have attributed different weights to the various factors. The information and factors considered by the Committee and the Board in recommending for approval or approving the New Subadvisory Agreement for the Fund included the following:

•	The terms and conditions of the New Subadvisory Agreement;

•	Information regarding the reputation, regulatory history and resources of the Subadviser, including information regarding senior management, portfolio managers and other personnel of the Subadviser;

•

Information regarding the capabilities of the Investment Manager with respect to compliance monitoring services, including an assessment of the Investment Manager’s compliance system by the Fund’s Chief Compliance Officer, to be provided under a separate Administrative Services Agreement;

•

The subadvisory fees to be charged to the Investment Manager under the New Subadvisory Agreement, including the fact that the fees under the New Subadvisory Agreement would be lower than those charged to the Investment Manager under its agreement with the Previous Subadviser;

•

The Investment Manager’s agreement to contractually limit or cap total operating expenses for the Fund so that total operating expenses (excluding certain fees and expenses, such as transaction costs and certain other investment related expenses, interest, taxes, acquired fund fees and expenses, and extraordinary expenses) would not exceed the median expenses of a group of comparable funds (as determined from time to time, generally annually, by an independent third-party data provider); and

•	Descriptions of various functions performed by the Subadviser under the New Subadvisory Agreement, including portfolio management and portfolio trading practices.

Nature, Extent and Quality of Services to be Provided under the New Subadvisory Agreement

The Committee and the Board considered the nature, extent and quality of services to be provided to the Fund by the Subadviser under the New Subadvisory Agreement, and the resources dedicated to the Fund by the Subadviser. The Committee and the Board considered, among other things, the Subadviser’s ability to attract, motivate and retain highly qualified research, advisory and supervisory investment professionals (including personnel and other resources, reputation and other attributes), the portfolio management services provided by those investment professionals, and the quality of the Subadviser’s investment research capabilities.

The Committee and the Board also considered the professional experience and qualifications of the senior personnel of the Subadviser, which included consideration of the Subadviser’s experience with similarly-structured funds. After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the expected nature, extent and quality of the services to be provided to the Fund under the New Subadvisory Agreement supported the approval of the New Subadvisory Agreement.

Subadvisory Fee Rates and Other Expenses

The Committee and the Board considered the subadvisory fees to be charged to the Investment Manager under the New Subadvisory Agreement, as well as the total expenses to be incurred by the Fund under the IMS Agreement with the Investment Manager. In assessing the reasonableness of the proposed fees under the New Subadvisory Agreement, the Committee and the Board considered, among other information, the proposed subadvisory fees and their expected total expense ratio as a percentage of average daily net assets. The Committee and the Board noted that the subadvisory fees charged to the Investment Manager under the New Subadvisory Agreement would be lower than those charged under the Investment Manager’s subadvisory agreement with the Previous Subadviser.

After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the subadvisory fee rates and expenses to be charged to the Investment Manager supported the approval of the New Subadvisory Agreement.

Costs of Services to be Provided and Profitability

The Committee and the Board noted that in connection with their initial review and approval of the IMS Agreement, they had considered information provided by the Investment Manager with respect to estimated costs of services and profitability, and expected to consider the costs of services and the profitability of the Investment Manager and its affiliates in connection with the Committee’s and the Board’s next review and continuation of the IMS Agreement. The Committee and the Board also considered court cases in which adviser profitability was an issue in whole or in part, the performance of the fund, the expense ratio of the fund, and the implementation of expense limitations with respect to the fund. Because the New Subadvisory Agreement was negotiated at arms-length by the Investment Manager, which is responsible for payments to the Subadviser thereunder, the Committee and the Board did not consider the profitability to the Subadviser of its relationship with the Fund.

After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the anticipated costs of services to be provided and the expected profitability to the Investment Manager and its affiliates from their relationships with the Fund supported the approval of the New Subadvisory Agreement.

Investment Performance

Because the Fund did not have operating results for a full fiscal year, the Committee and the Board did not have investment performance to compare to the returns of a peer group and a universe of comparable funds. However, the Committee and the Board expected to consider, in connection with their next review and continuation of the New Subadvisory Agreement, the investment performance of the Fund in relation to the annualized return for various time periods of a benchmark and a group of comparable funds, as determined by an independent third party data provider.

The Committee and the Board also considered the Subadviser’s performance and reputation generally. After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the anticipated performance of the Fund supported approval of the New Subadvisory Agreement.

Economies of Scale

The Committee and the Board noted that in connection with their initial review and approval of the IMS Agreement, they had considered the potential existence of economies of scale in the provision by the Investment Manager and the Previous Subadviser of services to the Fund, to groups of related funds, and to the Investment Manager’s and the Previous Subadviser’s investment advisory clients as a whole, and whether those economies of scale were expected to be shared with the Fund through breakpoints in the proposed investment advisory fees or other means, such as expense limitation arrangements and additional investments by the Investment Manager and/or the Previous Subadviser in investment, trading and compliance resources. The Committee and the Board noted that the investment advisory fee schedules for the Fund contained breakpoints that would reduce the fee rate on assets above specified threshold levels.

The Committee and the Board noted that the New Subadvisory Agreement did not contain breakpoints. The Committee and the Board noted that the fees charged to the Investment Manager under the New Subadvisory Agreement would be lower than those charged under the Investment Manager’s agreement with the Previous Subadviser, and that absent a shareholder vote, the Investment Manager would bear any increase in fees payable under the New Subadvisory Agreement. The Committee and the Board also noted that in connection with their initial review and approval of the IMS Agreement, they had considered the potential challenges of seeking to tailor the IMS Agreement breakpoints to those of a subadvisory agreement in this context, and the effect that capacity constraints on each subadviser’s ability to manage assets might have on the ability of the Investment Manager to achieve economies of scale, as new subadvisers might need to be added as the Fund grows, increasing the Investment Manager’s cost of compensating and overseeing the Fund’s subadvisers.

After reviewing these and related factors, the Committee and the Board concluded, within the context of their overall conclusions, that the extent to which economies of scale were expected to be shared with the Fund supported the approval of the New Subadvisory Agreement.

Other Benefits to the Investment Manager

The Committee and the Board noted that in connection with their initial review and approval of the IMS Agreement, they had received and considered information regarding “fall-out” or ancillary benefits to be received by the Investment Manager and its affiliates as a result of their relationships with the Fund, such as the engagement of the Investment Manager to provide administrative services to the Fund and the engagement of the Investment Manager’s affiliates to provide distribution and transfer agency services to the Fund. The Committee and the Board considered that the Fund’s distributor retains a portion of the distribution fees from the Fund and receives a portion of the sales charges on sales or redemptions of certain classes of shares of the Fund. The Committee and the Board also considered the benefits of research made available to the Investment Manager by reason of brokerage commissions to be generated by the Fund’s securities transactions, and reviewed information about the Investment Manager’s practices with respect to allocating portfolio brokerage for brokerage and research services. The Committee and the Board considered the possible conflicts of interest associated with certain fall-out or other ancillary benefits and the reporting, disclosure and other processes that would be in place to address such possible conflicts of interest. The Committee and the Board recognized that the Investment Manager’s profitability would be somewhat lower without these benefits.

Conclusion

The Committee and the Board reviewed all of the above considerations in reaching their decisions to recommend or approve the proposed New Subadvisory Agreement. No single item was identified as paramount or controlling, and individual Trustees may have attributed different weights to various factors. Based on their evaluation of all factors that they deemed to be material, including those factors described above, and assisted by the advice of independent legal counsel, the Board, including the Independent Trustees, voting separately, unanimously approved the New Subadvisory Agreement.

For a mutual fund managed by multiple subadvisers, such as the Fund, Columbia Management, subject to the oversight of the Board, decides the proportion of the Fund assets to be managed by each subadviser, and may change these proportions at any time. Prior to October 1, 2012, the Fund’s assets were managed as follows:

Columbia Management	DGHM	EAM	RS Investment
34%	16.5%	24.5%	25%

As of October 1, 2012, the Fund’s assets are managed as follows:

Columbia Management	Conestoga	DGHM	EAM
34%	25%	16.5%	24.5%

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, Columbia Management and its affiliates also receive compensation for providing other services to the Fund.

Administrator

Columbia Management, serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 225 Franklin Street, Boston, MA 02110, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 225 Franklin Street, Boston, MA 02110, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report is available on request, without charge, by contacting your financial intermediary, writing to Columbia Funds c/o Columbia Management Investment Services Corp. P.O. Box 8081, Boston, MA 02266-8061 or calling 800.345.6611.

RECORD OF BENEFICIAL OWNERSHIP

For the Fund, as of September 30, 2012, American Enterprise Investment Services held 100% of the Fund’s Class A shares.

As of September 30, 2012, Board members and officers of the Fund as a group owned less than 1% of the outstanding shares of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for a meeting.

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